SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-12

ACR Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act

Rules 14a-6(i)(1) and 0-11

ACR GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of ACR Group, Inc. will be held at the corporate office of ACR Group, Inc. 3200 Wilcrest Drive, Houston, Texas 77042, on Thursday, August 19, 2004, at 10:00 a.m., for the following purposes:

(1)	To elect directors; and

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record as of the close of business on July 9, 2004 are entitled to notice of the meeting and are entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors.

/s/ A. Stephen Trevino
A. Stephen Trevino
Secretary

June 28, 2004

YOUR VOTE IS IMPORTANT

Please mark, date and sign your proxy and return

it promptly in the enclosed envelope.

ACR GROUP, INC.

3200 Wilcrest Drive, Suite 440

Houston, Texas 77042-6039

PROXY STATEMENT

This statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of ACR Group, Inc. (the “Company”) to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders and at any adjournments thereof.

SOLICITATION OF PROXIES

Proxies in the accompanying form are solicited by management at the direction of the Board of Directors of the Company (the “Board”). Execution and return of the proxy will not in any way affect a shareholder’s right to attend the meeting and to vote in person, and a shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company at or prior to the meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted as specified. Where no choice is specified, proxies will be voted FOR the election of all directors named below.

The original solicitation will be conducted by mail, commencing on July 19, 2004. The Company will bear the expense of solicitation of proxies, including the charges and expenses of brokerage firms and others incurred in forwarding solicitation material to beneficial shareholders. Further solicitation of proxies may be made by telephone or oral communication with shareholders of the Company following the original solicitation. All further solicitation will be conducted by regular employees of the Company, for which they will not be additionally compensated.

RECORD DATE-OUTSTANDING SECURITIES

Only holders of Common Stock of the Company of record at the close of business on July 9, 2004, are entitled to notice of and to vote at the meeting. For each share of Common Stock held, each shareholder is entitled to one vote on all matters coming before the meeting and, except as otherwise provided by applicable law, a favorable vote consists of a simple majority of the votes cast. As of the record date, there were 11,771,294 outstanding shares entitled to vote at the meeting. Shareholders are not entitled to cumulate their votes in the election of directors.

ELECTION OF DIRECTORS

Information Concerning Directors

It is proposed that five directors will be elected at the meeting, each to hold office until his resignation, the next annual meeting of shareholders or his successor is duly elected and qualified. The Company has no reason to believe that any nominee will be unavailable at the time of election. Each of the nominees presently is a member of the Board. The names of the persons nominated, together with information as to principal occupation, age, and experience, are as follows:

Alex Trevino, Jr., age 68, has served as a director of the Company since 1982, Chairman of the Board since 1988, and President and Chief Executive Officer of the Company since 1990.

Anthony R. Maresca, age 53, has been employed by the Company since 1985, serving as Controller until 1985 when he became Senior Vice President, Chief Financial Officer and Treasurer. Mr. Maresca has been a director of the Company since 1986. Mr. Maresca is a certified public accountant.

A. Stephen Trevino, age 41, has been employed by the Company since March 1999. Prior to joining the Company, he was an attorney in private practice. Mr. Trevino has been a director of the Company since 1997, and was elected Vice President and Secretary in 2000, and Senior Vice President in 2003. Mr. Trevino is the son of Alex Trevino, Jr., Chairman of the Board and Chief Executive Officer of the Company. Mr. Trevino is an attorney at law licensed in Texas.

Roland H. St. Cyr, age 73, has been an independent consultant to Hallmark Air Conditioning, Inc. (“Hallmark”) since 1997. From 1974 to 1997, Mr. St. Cyr was Chairman of the Board and Chief Executive Officer of Hallmark. Hallmark is an HVACR contracting company located in Houston, which was acquired by Encompass Services Corporation (formerly known as Group Maintenance America, Inc.) in 1997. Neither of these entities is related to the Company. Mr. St. Cyr has been a director of the Company since 1998.

Alan D. Feinsilver, age 56, is the President of The Overbrook Company which makes real estate and other investments. Mr. Feinsilver also serves as Vice President of HGG Investments, Inc., which makes real estate and other investments. Mr. Feinsilver previously served as Chief Financial Officer of St. James Capital Corp, a private investment fund. None of these entities is related to the Company. Mr. Feinsilver has degrees in accounting and law. Mr. Feinsilver has been a director of the Company since 2001.

Meetings and Committees of the Board

Meetings

The Board met four times during the fiscal 2004. All members of the Board attended each meeting, including the Board’s annual meeting. The annual meeting of the Board, typically held on the same day as the annual meeting of shareholders, is scheduled so that all members of the Board can attend.

No director attended less than 75% of the total number of meetings of the Board or the total number of meetings held by all committees of the Board on which the director served.

Audit Committee

The Audit Committee is comprised of the two independent directors of the Board. The audit committee exercises oversight with respect to the Company’s accounting practices and procedures, and appoints and reviews the work of the independent auditors. The Audit Committee met four times during fiscal 2004.

The Board has prepared but not yet adopted a written charter for the Audit Committee. The Board anticipates adopting the charter in early fiscal 2005.

In the business judgment of the Board, the members of the Audit Committee are independent as defined by Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

The Board has determined that Alan D. Feinsilver, a member of the Audit Committee, qualifies as a financial expert, as that term is defined by applicable rules.

Compensation Committee

The Compensation Committee is comprised of the two outside directors of the Board, and makes recommendations to the Board regarding the compensation of the Company’s executive officers. The Compensation Committee met approximately six times during fiscal 2004.

Nominating Committee

The Board has not established a nominating committee, as that function is handled by the entire Board. The size of the Board makes such a committee unnecessary. There has been no material change during fiscal 2004 to the procedures by which shareholders may recommend nominees to the Board.

Shareholder Communications with Board

Shareholders may send written communications directly to any director at the address provided below. The Board is in the process of establishing an email address as an additional means for shareholders to send communications to the independent directors of the Board. This address will be provided on the Company’s web site, www.acrgroup.com.

Code of Ethics

The Company has prepared but not yet adopted a written code of ethics applicable to the Company’s officers and controllers. The code to be adopted restates the Company’s practices of requiring honest, ethical conduct, including handling of apparent and actual conflicts of interest, full, fair, accurate, timely, and understandable disclosure in reports and documents filed or submitted, compliance with all applicable laws, rules and regulations, prompt reporting of violations of the code and accountability for adherence to the code. The Company anticipates adopting its written code in the next fiscal year.

Report of the Audit Committee

The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role is to exercise oversight with respect to the Company’s accounting practices and procedures, and to appoint and determine appropriate compensation for the independent auditors, and discuss with them any questions regarding the financial statements or issues deemed relevant by the Audit Committee or independent auditors. The Audit Committee does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors.

The Audit Committee has reviewed and discussed with management the audited financial statements for fiscal 2004. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (codification of Statements on Auditing Standards), as may be modified or supplemented. The Audit Committee has received the required written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence. Based on this review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the fiscal year ended February 29, 2004. The recommendation considers the Audit Committee’s review of the independent auditors’ qualifications, and other matters required to be considered under applicable rules, including the nature and extent of non-audit services performed by the independent auditors. In the business judgment of the Audit Committee, the nature and extent of non-audit services performed by the independent auditors during the year did not impair their independence.

Alan D. Feinsilver	Roland H. St. Cyr
Chairman	Member

Report of the Compensation Committee

The goal of the Compensation Committee is to ensure that the Company’s compensation policies are suitable to attract and retain highly qualified executive officers and directors. Particular emphasis is placed on creating an appropriate blend of base and incentive compensation. Incentive compensation may also include both cash and equity components to align executives’ interests with those of the shareholders. All components of compensation are directly relate to Company performance.

The Compensation Committee reviews annually the compensation of the Company’s CEO and other executive officers. In evaluating the level of base compensation, the Compensation Committee considers the relative compensation of executives in positions with similar responsibilities at companies with comparable sales, breadth and complexity, and reviews the Company’s performance during the prior fiscal year.

In fiscal 2004 the Compensation Committee retained an independent compensation consultant to assist it in determining appropriate base salaries, an annual incentive bonus plan, and a long-term incentive plan for the Company’s executive officers. The base salaries and annual incentive bonuses earned by the Company’s executive officers under the annual incentive plan for fiscal 2004 is set forth in the Summary Compensation Table set forth below. The annual incentive bonus formula considered three quantitative performance objectives, all of which were met.

Roland H. St. Cyr	Alan D. Feinsilver
Chairman	Member

Compensation of Executive Officers and Directors

Summary Compensation Table

The following table sets forth certain information regarding compensation paid by the Company during the fiscal years ended 2004, 2003 and 2002 to the Company’s chief executive officer and to other executive officers of the Company whose compensation exceeded $100,000 in any fiscal year.

Name and Principal Positions	Fiscal Year	Annual Compensation
		Salary	Bonus
Alex Trevino, Jr. President Chief Executive Officer	2004 2003 2002	$300,000 260,000 260,000	$188,483 20,000 —

Anthony R. Maresca Senior Vice President Chief Financial Officer Treasurer	2004 2003 2002	200,000 165,000 145,000	125,656 20,000 15,000

A. Stephen Trevino Senior Vice President Secretary General Counsel	2004 2003 2002	180,000 138,000 115,000	113,261 20,000 15,000

Option Grants in Last Fiscal Year

There were no stock options granted by the Company to the Company’s executive officers during the fiscal year ended February 29, 2004.

Aggregated Option Values

The following table discloses the value of unexercised stock options as of February 29, 2004.

Name	Number of Unexercised Options at February 29, 2004 Exercisable/Unexercisable		Value of Unexercised in-the-Money Options at February 29, 2004 Exercisable/Unexercisable
Alex Trevino, Jr.	—	—	—	—
Anthony R. Maresca	—	—	—	—
A. Stephen Trevino	6,000	—	$1,980	—

Employment Contracts

Mr. Alex Trevino, Jr. serves as President and Chief Executive Officer of the Company under an employment agreement effective March 1, 1998. In the absence of notice of termination, the term of the agreement is automatically extended for additional two-year terms. Under the agreement, Mr. Trevino received an annual base salary and an annual incentive bonus based on a formula recommended by the Board’s Compensation Committee, after consultation with the Company’s independent compensation consultant, and approved by the Board for fiscal 2004 which was based on the Company achieving certain established performance objectives. The specific formula used for fiscal 2004 replaced the annual incentive bonus formula set for in Mr. Trevino’s employment contract. In fiscal 2004 Mr. Trevino surrendered all unexercised stock options previously awarded under his employment agreement with the Company.

Mr. Anthony R. Maresca serves as Senior Vice President and Chief Financial Officer of the Company under an employment agreement effective March 1, 1998, with terms and conditions substantially similar to those contained in Mr. Trevino’s employment contract described above. The agreement with Mr. Maresca was superceded by the agreement described below. In fiscal 2004, Mr. Maresca surrendered all unexercised stock options awarded under his employment agreement with the Company.

Effective March 1, 2004, the beginning of the Company’s fiscal year 2005, Mr. Maresca and Mr. A. Stephen Trevino, who serves as Senior Vice President and General Counsel of the Company, entered into employment agreements with the Company. Each agreement provides for an annual base salary, an annual incentive bonus based on the Company achieving certain established performance objectives, and an equity-based long-term incentive bonus in the form of restricted shares of common stock of the Company with voting rights which vest only upon the Company achieving certain established fully diluted earnings per share objectives, together with future service to the Company. It is anticipated that the shares will be registered during the next fiscal year.

Compensation of Directors

For fiscal 2004, independent directors were paid $18,000 per year, payable quarterly, for service on the Board. In addition, they are reimbursed for actual expenses incurred for attendance at meetings. Effective March 1, 2004, the independent directors entered into agreements with the Company providing for awards of restricted shares of common stock of the Company with voting rights which vest upon future service to the Board. Directors who are employed by the Company receive no compensation for serving on the Board.

Beneficial Ownership of Common Stock

The following table sets forth certain information concerning beneficial ownership of the Company’s Common Stock as of April 30, 2004, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) the President and Chief Executive Officer, and other executive officers of the Company whose compensation exceeded $100,000, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. All information with respect to beneficial ownership has been furnished by the shareholders to the Company.

Name and Address of Beneficial Owner	Amount Of Beneficial Ownership (1)	Percent of Class
DST Investments 2 Memorial Point Houston, Texas 77024	1,468,394	13.7%

EOT Investments, Inc. (2) 5125 Cape Romain Corpus Christi, Texas 78412	626,697	5.9%
Alan D. Feinsilver (3) 109 N. Post Oak Lane, Suite 520 Houston, Texas 77024	196,000	1.8%

Dana L. Fisher (4) 4655 Wright Road, Suite 100 Stafford, Texas 77477	738,014	6.9%
Anthony R. Maresca (5) 3200 Wilcrest Drive, Suite 440 Houston, Texas 77042	812,650	7.3%

Roland H. St. Cyr (6) 3151 Lake Island Dr. Montgomery, Texas 77356	51,000	0.5%
A. Stephen Trevino (7) 3200 Wilcrest, Suite 440 Houston, Texas 77042	1,993,884	17.8%

Alex Trevino, Jr. (8) 3200 Wilcrest Drive, Suite 440 Houston, Texas 77042	2,074,847	19.4%

All Directors and Executive Officers as a group (5 persons) (9) (10)	3,648,728	31.0%

(1)	For each beneficial owner, the number of shares outstanding and their percentage of stock ownership includes the number of common and all common equivalent shares (including options exercisable within 60 days) owned by such individual at April 30, 2004.

(2)	Includes 10,000 shares which are subject to options exercisable within 60 days of April 30, 2004.

(3)	Includes 42,000 restricted shares which are subject to vesting requirements set forth in agreements with the Company dated March 1, 2004.

(4)	Includes 31,000 shares which are subject to options exercisable within 60 days of April 30, 2004.

(5)	Includes 500,000 restricted shares which are subject to vesting requirements set forth in employment agreement with the Company dated March 1, 2004.

(6)	Includes 42,000 restricted shares which are subject to vesting requirements set forth in agreements with the Company dated March 1, 2004.

(7)	Includes 1,468,394 shares owned by DST Investments, a partnership whose partners are the mother and sister of Mr. A. Stephen Trevino. Includes 11,259 shares owned by the children of Mr. A. Stephen Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. A. Stephen Trevino. Includes 500,000 restricted shares which are subject to vesting requirements set forth in employment agreement with the Company dated March 1, 2004. Includes 6,000 shares which are subject to options exercisable within 60 days of April 30, 2004.

(8)	Includes 1,468,394 shares owned by DST Investments, a partnership whose partners are Henrietta Trevino, wife of Mr. Trevino, and his two adult children, and 2,000 shares owned by Henrietta Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. Trevino.

(9)	Includes an aggregate of 6,000 shares which are subject to options and warrants exercisable by directors and executive officers as a group within 60 days of April 30, 2004.

(10)	Includes all shares as to which directors and executive officers disclaim beneficial ownership.

Stock Performance Graph

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to ACR Group, Inc.’s shareholders, as well as the NASDAQ Stock Market Index and the NASDAQ Non-Financial Stocks Index for the period from February 28, 1999 to February 29, 2004.

[CHART]

Table I – Cumulative Value of $100 Investment

	2/28/99	2/29/00	2/28/01	2/28/02	2/28/03	2/29/04
ACR Group, Inc.	$100.00	$106.84	$40.95	$33.45	$27.56	$105.45
Nasdaq Stock Market (U.S.)	$100.00	$215.41	$103.40	$61.67	$58.06	$83.01
Nasdaq Non-Financial	$100.00	$225.31	$102.69	$82.06	$63.06	$96.84

Table II – Non-Cumulative Annual Return

	2/28/99	2/29/00	2/28/01	2/28/02	2/28/03	2/29/04
ACR Group, Inc.	N/A	6.84%	-61.67%	-18.29%	-17.61%	282.59%
Nasdaq Stock Market (U.S.)	N/A	115.41%	-52.00%	-40.36%	-5.85%	42.97%
Nasdaq Non-Financial	N/A	125.31%	-54.42%	-20.09%	-23.15%	53.57%

INDEPENDENT PUBLIC ACCOUNTANTS

The independent public accountants of the Company are Ernst & Young LLP, and the Company anticipates re-appointing such firm as independent public accountants of the Company for fiscal 2005. A representative of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions addressed to him.

Audit Fees

The aggregate fees billed by the independent accountant for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended February 29, 2004 for the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal year, and for related services were $127,500. The aggregate fees billed for such services for the prior fiscal year were $118,200.

Tax Fees

The aggregate fees billed by the independent accountant for professional services rendered for tax compliance, advice and planning for the fiscal year ended February 29, 2004 were $34,800. The aggregate fees billed for such services for the prior fiscal year were $32,365.

All Other Fees

No other fees were billed by the independent accountant for the year ended February 29, 2004. The independent accountant billed fees in the prior fiscal year in the amount of $24,497 in connection with its audit of the Company’s 401(k) plan.

Approval Process

The Audit Committee pre-approves the services to be provided by the independent auditors. No fees were paid for non-audit related professional services for which the pre-approval process by the Audit Committee was waived.

PROPOSALS OF SHAREHOLDERS

It is anticipated that the next annual meeting will be held in August 2005 with proxy solicitation commencing in July 2005. Any proposal to be presented at next year’s annual meeting of shareholders must be received by the Company at its principal executive offices by February 28, 2005, for inclusion in the Company’s proxy materials relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

Management knows of no matter to be presented for action at the meeting other than those described above. However, if any such other matter should properly come before the meeting, or if any vacancy in the proposed slate of directors should be caused by an unexpected occurrence before the holding of the election, the proxies will vote thereon in accordance with the recommendations of management or for such other nominees as management may select.

The statements set forth herein as to the present principal occupations of the nominees as directors, the beneficial ownership of securities of the Company, and other matters not of record with the Company, are based upon information furnished to the Company.

By Order of the Board of Directors,

/s/ A. Stephen Trevino
A. Stephen Trevino Secretary

June 28, 2004

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended February 29, 2004, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Copies of such may be obtained from the Company’s website: www.acrgroup.com., or my forwarding a request to A. Stephen Trevino, ACR Group, Inc., 3200 Wilcrest Drive, Suite 440, Houston, Texas 77042-6039.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

(1) To elect five directors for a term of one year:		01 Alan D. Feinsilver, 02 Anthony R. Maresca, 03 Roland H. St. Cyr, 04 A. Stephen Trevino, and 05 Alex Trevino, Jr.

VOTE FOR the nominees listed at right	WITHHOLD AUTHORITY to vote for the nominee(s) listed at right	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
☐	☐

Please do not fold, bend or mutilate this card.

(Please sign your name here exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon).

Dated: , 2004

Signature

Signature

Sign, date and return the proxy card promptly using the enclosed envelope.

...

<FOLD AND DETACH HERE<

ACR GROUP, INC.

PROXY FOR ANNUAL MEETING TO BE HELD AUGUST 19, 2004

The undersigned hereby appoints Alex Trevino, Jr. and Anthony R. Maresca, or either of them, each with power of substitution, the proxies of the undersigned, to vote the stock of the undersigned at the annual meeting of shareholders of ACR Group, Inc., to be held at the corporate office of ACR Group, Inc., 3200 Wilcrest Drive, Suite 440, Houston, Texas 77042, on Thursday, August 19, 2004 at 10:00 a.m., Houston time, or at any adjournments thereof, as indicated on the reverse side hereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS and will be voted as indicated by the shareholder. Unless a contrary direction is indicated, the proxies shall vote the shares FOR the election of the Board’s nominees for directors and in accordance with the recommendations of management on any other business coming before the meeting.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

...

ÙFOLD AND DETACH HEREÙ